Exhibit 99.1

BIO-key Completes Public Safety Group Acquisition

MINNEAPOLIS, MN—March 31, 2004 — BIO-key International, Inc. (OTC Bulletin Board:  BKYI), the leader in finger-based biometric identification technology, today announced that it has completed the acquisition of Public Safety Group, Inc. (PSG), a privately held Winter Park, Florida leader in wireless solutions for law enforcement and public safety markets.  As previously announced, the acquisition is expected to be accretive to operating results beginning in the first quarter of 2004.

PSG’s PocketCop© solution enables Law Enforcement Officers and other security officials to access State and Federal databases over wireless networks using industry standard handheld mobile devices to obtain suspect information such as Wanted, Warrant, Vehicle Registration and Driver License status.

PSG has deployed their technology in numerous police departments in the US including the statewide deployment for the Massachusetts State Police and has developed a number of important strategic marketing partnerships including HP Corporation.

BIO-key International has acquired the intellectual property and other assets related to the integration of critical information for the criminal justice, law enforcement and security markets.  BIO-key paid approximately $4.7M for the acquisition, which includes $500,000 in cash, $600,000 in assumed liabilities and approximately 2.5 million shares of common stock that will vest over a 3 year period.

Integrating BIO-key’s leadership biometric technology with PSG’s best in class wireless solutions for Local, State and Federal law enforcement markets and private sector security markets, BIO-key will provide leadership technology and innovate tools to improve the effectiveness of first responders in the field.

Mike DePasquale, BIO-key CEO said, “We believe the Federal budget calling for a 1,000 percent increase in funding — to $3.5 billion — for local police, firefighters and emergency medical teams creates a substantial market demand for our integrated VST and WEB-key biometric technologies and the PSG mobile solutions.”

About BIO-key

BIO-key develops and licenses advanced biometric finger identification technologies that are cost effective, scalable and easy to deploy.  BIO-key products provide “True User Identification(TM)” for the prevention of data and identity theft while preventing false aliases.  BIO-key pioneered the only finger identification algorithm that has been certified by the ICSA, and today continues that innovation by offering cost effective, high-performance one-to- many finger and one-to-one identification solutions that provide security and positive identification for both government and enterprise applications.  Through its Public Safety Group (PSG) Division, BIO-key designs and develops software solutions for the public safety industry, government agencies and the private sector.  PSG’s PocketCop©, the first e-tool on the market for law enforcement, is designed for all types of law enforcement units —from detectives to motorcycle officers to mounted horse patrols.  (http://www.bio-key.com)

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements.  The words “estimate”, “project”, “intends”, “expects”, “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10- KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made and the Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.